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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL

     I refer to the Registration Statement on Form S-8 of H&R Block, Inc., a Missouri corporation (the "Company"), to be filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, the offering and issuance of 200,000 shares of the Company's Common Stock, without par value, pursuant to employee stock options granted or to be granted under the Company's 1989 Stock Option Plan for Outside Directors, as amended (the "Plan").

     I have examined the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, a copy of the Plan, copies of resolutions of the Board of Directors of the Company relating to the Plan, and such other documents and records as I have deemed relevant for purposes of this Opinion.

     Based upon the foregoing, it is my opinion that:

     1. The Company is duly organized, existing and in good standing under the laws of the State of Missouri.

     2. Pursuant to an amendment to the Company's Restated Articles of Incorporation approved at the annual meeting of shareholders on September 12, 2001, the Company is authorized to issue 500,000,000 shares of Common Stock, without par value, of which 183,467,970 shares of Common Stock were issued and outstanding as of the close of business on August 31, 2001.

     3. The presently issued and outstanding shares of Common Stock of the Company have been duly authorized and legally issued and are fully paid and non-assessable.

     4. The shares of Common Stock issuable upon exercise of employee stock options granted or to be granted under the Plan have been duly authorized and reserved for issuance and, when issued upon exercise of such options for the consideration specified in the Plan, will be legally issued, fully paid and non-assessable.

     I am employed by HRB Management, Inc., an indirect subsidiary of the Company, and I serve as the Company's Senior Vice President, General Counsel and Secretary.

     I consent to the inclusion in said Registration Statement of my foregoing opinion filed as Exhibit 5 thereto.

Dated:  September 24, 2001.

                                        /s/James H. Ingraham
                                        -----------------------------

                                        James H. Ingraham
                                        Senior Vice President,
                                        General Counsel and Secretary
                                        H&R Block, Inc.